Exhibit 99.3

IMPLANT SCIENCES CORPORATION

FIRST QUARTER FISCAL 2014

EARNINGS CONFERENCE CALL SCRIPT

November 14, 2013

CFO – Roger Deschenes

Thank you. I'd like to welcome everyone to Implant Sciences' First Quarter Fiscal 2014 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call this afternoon are Glenn Bolduc, President and Chief Executive Officer and Bill McGann, Chief Operating Officer. We will begin by providing a brief financial report on the Company’s Fiscal 2014 first quarter results.  Glenn will provide a corporate overview and discuss recent developments. Following our prepared remarks, we will open the call up for questions from today’s participants.

During this afternoon‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on November 14, 2013 and stated during this conference call, as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as amended, which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 58696151.  Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, November 14th, 2013.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

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Roger Deschenes - Implant Sciences Corp. – Chief Financial Officer

On November 14th, 2013, we filed our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 with the Securities and Exchange Commission and issued an earnings press release summarizing the Company’s financial performance for the first quarter ended September 30, 2013.

Review of first quarter results

Revenues for the quarter ended September 30, 2013 were $1,165,000 as compared with $1,415,000 for the comparable prior year period, a decrease of $250,000, or 17.7%.  The decrease in revenue is due primarily to the decreased shipment of QS-H150 handheld units sold into Northern Africa and China in the three months ended September 30, 2013, resulting in a 81% decrease in the number of QS-H150 handheld units sold, decreased sales of parts and supplies during the three months ended September 30, 2013, as compared to the comparable prior year period, partially offset by an 8.2% increase in average unit sell prices on sales our QS-H150 handheld units and increased sales of our QS-B220 benchtop units.

Gross margin for the three months ended September 30, 2013 was $213,000 or  18.3% of revenues as compared with gross loss of $39,000 or (2.8%) of revenues for the comparable prior year period.  The increase in gross margin is primarily the result of the $372,000 decrease in stock-based compensation recorded on stock option grants to officers and directors in September 2012, partially offset by increased manufacturing overhead spending due to an increase in manufacturing personnel costs and increased occupancy costs, as compared to the prior year period.

Research and development expense for the quarter ended September 30, 2013 was $1,231,000 as compared with $1,337,000 for the comparable prior year period, a decrease of $106,000 or 7.9%.  The decrease in research and development expense is due primarily to a $339,000 decrease in stock-based compensation recorded on the September 2012 officer and director option grants, partially offset by a $217,000 increase in payroll and related benefit costs and increased occupancy costs.

Selling, general and administrative expenses for the quarter ended September 30, 2013 were $3,408,000 as compared with $10,131,000 for the comparable prior year period, a decrease of $6,723,000, or 66.4%. The decrease in selling, general and administrative expenses is due primarily to a $7,189,000 decrease in stock-based compensation recorded on the September 2012 officer and director option grants, a $123,000 decrease in legal fees and a $41,000 decrease in bank charges, offset partially by a $299,000 increase in payroll, related benefit costs and travel expense resulting from the addition of sales personnel, a $211,000 increase in occupancy costs, due to the relocation of our corporate offices, a $114,000 increase in selling expenses due to the opening of our Shanghai representative office, increased participation at industry trade shows and an increase in demonstration units provided to our sales force.

For the quarter ended September 30, 2013, other expense was $1,595,000 as compared with other expense of $1,241,000, for the comparable prior year period, an increase of $354,000. The increase is due to increased interest expense on higher borrowings under our credit facility with DMRJ.

Our net loss for the quarter ended September 30, 2013 was $6,021,000 as compared with a net loss of $12,748,000 for the comparable prior year period, a decrease of $6,727,000, or 52.8%.  The decrease in the net loss is primarily due to the decrease in stock-based compensation recorded on the September 2012 officer and director option grants in the quarter ended September 30, 2013, partially offset by increased operating expenses and increased interest expense.

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $1,612,000 for the quarter ended September 30, 2013, compared to $9,427,000, in the comparable prior year periods. On an adjusted EBITDA basis, earnings before interest, taxes, depreciation, stock-based compensation and the value of warrants and common stock issuances, our loss for the quarter was $2,707,000, compared with loss $2,032,000.

That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger. We would also like to thank all of the participants on today’s call for joining us.  For those of you that have been following us the last few years, I am hoping you will recognize a difference in positioning from where we have been in the past.  With this call, management believes we can offer forward looking guidance based on accomplishments that provide some visibility for us.

During the first quarter of fiscal 2014, Implant Sciences achieved several important milestones and made significant progress against strategic objectives, a trend, we are pleased to report, has continued into the current quarter.  In our September 30, 2013 conference call, we listed six catalysts needed for continued growth.  In the last 45 days, two of those catalysts have been realized and both were achieved well in advance of the dates we expected.  Instead of just listing these accomplishments, we will spend the next few minutes reviewing them with you in the context of where we are and where we are going.

There are many complicated things about our technology and business, but in terms of considering the opportunity that Implant Sciences represents, everything comes down to just three simple questions:

1)

How large is the opportunity?

2)

Do we have the team to get there?

3)

Do we have financing options sufficient for us to achieve our objectives?

We see several near term and long term revenue opportunities. The first of these is the existing trace detection market, which we estimate to be approximately $300 million annually. However, we see this as just the baseline for a much larger opportunity.

We believe the market for ETD has been severely limited by outdated technology. We further believe that our intellectual property offers opportunities to greatly expand the use of trace detection in security applications, providing the opportunity to greatly increase that $300 million market size.

Excluding the advances we’ve made in our technology, the technology you’ll find in competing systems hasn’t progressed in 10 years.  For example, we currently have a proposal for using some of our patented technologies to reduce the cost and increase the effectiveness of aviation checkpoint security. We anticipate that succeeding in such a project would significantly increase the size of the ETD market.  Aviation checkpoint would be just the beginning, as the same approach has advantages in many other security environments as well.

Implant Sciences’ technology road map includes capabilities that the security industry has wanted for years.  Capabilities such as stand-off detection and field deployable mass spectrometry.  Capabilities that offer the potential to significantly change and grow the trace detection market.

As we have previously stated, our goal is to capture at least a third of the ETD market over the next few years.  The attainability of this goal is demonstrated by our recent sale to 19 airports in a Latin America country. This was a good opportunity for us, since each of the 19 airports needed at least one system, and some needed more. This business was previously held by our competition and all the major trace detection players bid on the tender.  Implant Sciences won.  You will see additional wins in the weeks and months to come.

We won not just because we have the best product, which we do, but also because we were in a position to win; a position that includes product technology, approvals, and sales channel; a position that was built with contributions from every employee at Implant Sciences.  That speaks directly to the ability of our team to reach those opportunities.

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This is a team that designed and built what one government tester called “the best [nitrate] detector in the market today”.  A team whose technology and products have achieved one regulatory success after another including:

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Approval by TSA for air cargo screening in January, 2013;

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Our technology passed TSA laboratory testing for passenger checkpoint and checked baggage in July, 2013;

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We passed STAC testing in France, achieving the equivalent of TSA QPL status in that country, in September, 2013;

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Our B 220 cargo product received “qualified” status on the Qualified Products section of the ACSTL in October, 2013;  and just last week

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We received Designation as a Qualified Anti-Terrorism Technology from the Department of Homeland Security in November, 2013.

We aren’t the only ones pleased with the quality of our team.  In the letter granting the QS-B220 acceptance on to the Qualified Products section of the ACSTL, The Chairperson of the Technical Review Panel at TSA wrote, and I quote, “I would like to personally thank you and your entire team for their hard work and effort in submitting a response to this announcement.”

However, it is not just our technology group moving the Company forward.  The sales force has been making progress in many areas.  For example, our investment in expanding our sales network in the Middle East is paying off.  Our first announcement for the quarter was an 11 unit sale in Saudi Arabia, and we expect more orders from that region in the future.

In July 2013 we announced a $3.5 million order that is scheduled to be fulfilled over the next several months. The majority of this order did not ship in the first quarter, limiting the revenue included in the numbers Roger provided.  We expect to ship this order over the remaining quarters in this fiscal year.

Another big win was the Latin American airport tender we mentioned earlier in today’s call, a sale that also provides insight into why it takes time for the approvals we have received to turn into revenue. This tender had originally been planned for CY 2012; however it was not issued until CY 2013.  After we won the tender, there was an appeal by a competitor, so we had to go through another round of meetings and communications before the order was confirmed.  The end result was a win for the Company, but the process was very frustrating.  We’re sure it is equally frustrating to you, the shareholder, especially with all the naysayers out there.  Clearly, when selling to governments, there is no specific length of time that can be considered a “standard” sales cycle.  Sometimes it’s a couple of months, sometimes more than a year.  Stated differently, this market is not driven by personal wants or needs, but is rather a market reliant on or driven by events and legislative mandates, with extended timelines between the determination of need and the eventual procurement.

We recently made our first sale to the China nuclear power industry.  As we have reported previously, Implant Sciences has been very successful selling to the nuclear power industry in Japan.  China currently has 17 nuclear power plants with 32 more under construction.  China's National Development and Reform Commission has indicated its intention to increase the percentage of China's electricity produced by nuclear power from the current 2% to 6% by 2020, offering continuing opportunity for our products.

Our regulatory success is also turning to sales success in the air cargo screening market, where we are experiencing growing momentum.  So far this quarter

- we have shipped more systems for air cargo than we did in the quarter ended September 30, 2013

-we have more air cargo units in backlog than we have shipments so far this quarter, and

-we have more air cargo sales in the pipeline that we believe will close before the end of the quarter than we have in backlog.

This is a trend we are very pleased about. It is greatly aided by our being added to the qualified list a few weeks ago.

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Many of our air cargo orders were from sales leads generated at the Air Cargo 2013 show where we exhibited earlier this year.  Our marketing group is working to build the pipeline with additional events.  The Company has exhibited at several trade shows so far in 2013.  Last month we were at Inter Airport Europe in Germany with one of our distributors.  Just last week we had our own booth at Air Cargo Americas in Miami.  This week we are at Transport Security Expo in London, and we are teaming with more of our distributors at three additional shows in France and the Middle East later this month.

No discussion of the Implant Sciences team would be complete without talking about our Manufacturing and Operations group.  In July, we moved into our new facility that offers greatly increased manufacturing capacity.  We are currently working to increase our capacity to over 100 systems per month, and we were successful in securing a grant from the Commonwealth of Massachusetts to assist in the training that will be part of this growth.

In summary, we believe in our team’s ability to achieve our objectives. They’ve done a great job of proving it so far.

Knowing government approvals are critical to growing sales, we made obtaining them a priority.  Your team has come through with a stunning five regulatory successes so far in CY2013. You all know there are a few folks out there who said that we wouldn’t achieve approval, or qualification or sales.  We believe our success clearly refutes these claims. Nonetheless, our regulatory success must be translated into continued revenue growth.

Knowing that we needed to expand our sales channel to take advantage of approvals, we set out to find new distributors covering key areas.  Again, we succeeded and the team came through.  We have strong representation in many areas of the world and have reached the point where credible players are seeking us out to expand their product lines.

Knowing that we needed more leads to drive sales, we asked for programs to raise our visibility and increase market awareness. The marketing team came through. We have an active trade show schedule that is generating leads. We have direct marketing campaigns that are supporting sales efforts. We have updated our collateral to reflect our position as the new standard in trace detection. You will see more new initiatives in the coming months.

Having set the goal of achieving $100 million in revenue within the next few years, we have tasked our team with building on the success we have had so far. We are confident in their capabilities and prospects to succeed.

Our FY 2013 revenue results were almost four times FY 2012.  With the approvals/qualifications in hand and the TSA Passenger Checkpoint Qualification expected soon, management believes the Company can experience significant sales growth in FY 2014.  Such growth however, will be dependent on the timing of achieving the TSA Checkpoint Qualification.

Recent trends suggest companies are shying away from providing estimates or guidance.  We certainly have.  However, we believe today that our shareholders may be better served if management provided some insight on the Company’s future so we would like to give you a status update of the Passenger Checkpoint Approval/Qualification process and the potential impact on results.

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In December 2012, before we had any of our other approvals, we met with TSA to discuss our Checkpoint solution. We advised TSA that we could have a suitable product in a shorter than normal timeframe and requested TSA to accelerate the approval process;

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In February 2013, we submitted a Qualification Data Package (QDP) for our B220 product in a Checkpoint application; that QDP was accepted by TSA;

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TSA waived RDT&E (Readiness testing and evaluation) and moved us to Independent Testing and Evaluation (IT&E) in April.  This signified to us that TSA accepted our acceleration request;

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In June 2013, we were advised we passed IT&E. We announced these results in early July and were very encouraged with the progress we achieved.

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At that point we had an “Approved” product.  However, before TSA purchases equipment the equipment needs to be Qualified.  As we discussed during our previous call, Qualification requires two other major processes; TSIF (Transportation Security Integration Facility) testing and Operational Testing and Evaluation or OT&E.  With the accelerated progress we enjoyed up to this point, we had hoped to be done with this process by now.

Unfortunately, due to delays beyond anyone’s control, including the U. S. Government shutdown in October, our product has just recently entered the final phase of TSIF testing.  Allowing appropriate time for the completion of this stage followed by OT&E, final review, and approval, we believe we could be on the QPL in early April 2014.  This is significant as there are indications that government procurement is expected to begin in April 2014.  There were no ETD procurements during the Government’s FY 2013 (which ended on September 30th, 2013) and the funds allocated were pushed forward to the government’s FY 2014.  There is an allocation for ETD that is substantial and we believe our technology meets the requirements set forth by TSA – achieving Checkpoint qualification would be evident proof of this.  We also believe our technology offers significant advantages over the competition that we have discussed with you many times in the past.

Achieving STAC qualification and TSA qualification for air cargo screening and checkpoint,  will position us to achieve near and long term revenue opportunities.

As you are aware, our fiscal year ends on June 30, 2014.  Assuming our eventual success in winning Passenger Checkpoint Qualification without further delays, we believe we will be in position to receive U. S. Government orders measured in millions of dollars that would enable the Company to realize significant revenue growth over our FY 2013 comparisons.  To be clearer, we believe that, depending on the timing of qualification of the Checkpoint product, we could grow revenue from $12 million in fiscal 2013 to between $17-24 million in fiscal 2014.  We also believe, based on past government procurement practices, that if we are successful in securing orders from U. S. Government Agencies, those will be multi-year orders that could be growth catalysts for fiscal 2015 and the years beyond.

We continue to be blessed with the strong financial support and advice of our senior secured lender, DMRJ Group, LLC.  Without them, none of what we have accomplished would have been possible, and we wouldn’t be in a position to talk about what’s to come. As reported earlier today, we have entered into an agreement with DMRJ/Platinum to extend our credit facilities through September 30, 2014.  We view DMRJ/Platinum’s action as a commitment to the success of Implant Sciences and believe we have had and continue to have a very strong financial partner.  We thank them again for their support and vision.

We also thank our committed, involved investors who are as passionate about the Company as we are.  On average, we receive 5 phone calls a day from shareholders.  We appreciate each and every one of those calls and try to be as good a listener as we can be.  Please keep them coming and we will do our best to be as responsive as we can be.  Each and every employee’s goal every day is to reward you for your investment and support.  All employees know who my boss is; it is you the investor.

So, to circle back to the questions we asked a few minutes ago… We see tremendous opportunity, we are confident that we have the team, and we have the financial support to achieve our objectives.

 Thank you for participating in today’s conference call and for your continued interest in Implant Sciences. We will now take your questions.

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